                                                                    Exhibit 4.3


Industry Canada   Industrie Canada

CERTIFICATE OF ARRANGEMENT                  CERTIFICAT D'ARRANGEMENT

CANADA BUSINESS CORPORATIONS ACT            LOI CANADIENNE SUR LES SOCIETES PAR ACTIONS

---------------------------------------------------------------------------------------




ACE AVIATION HOLDINGS INC.                  424728-1

GESTION ACE AVIATION INC.


---------------------------------------------------------------------------------------

Name of CBCA corporation(s) involved-       Corporation number - Numero de la societe
Denomination(s) de la (des) societe(s)
L.C.S.A. concernee(s)


I hereby certify that the arrangement       Je certifie que l'arrangement mentionne
set out in the attached articles of         dans les clauses d'arrangement
arrangement, involving the                  annexees, concernant la (les)
above-referenced corporation(s), has        societe(s) susmentionnee(s), a pris
been effected under section 192 of the      effet en vertu de l'article 192 de la
Canada Business Corporations Act.           Loi canadienne sur les societe(s) par
                                            actions.



/s/Director (illegible name)                SEPTEMBER 30, 2004/LE 30 SEPTEMBRE 2004
-----------

Director - Directeur                        Date of Arrangement - Date de l'arrangement

---------------------------------------------------------------------------------------

Canada


Industry Canada           Industrie Canada                       FORM 14.1                           FORMULE 14.1

Canada Business           Loi canadienne sur les          ARTICLES OF ARRANGEMENT                CLAUSES D'ARRANGEMENT
Corporations Act          societe(s) par actions               (SECTION 192)                         (ARTICLE 192)

------------------------------------------------------------------------------------------------------------------------------
1 -  Name of applicant corporation(s) - Denomination de la(des) requerante(s)      2 - Corporation  No(s). -
                                                                                       No(s) de la(des) societe(s)

     ACE Aviation Holdings Inc. - Gestion ACE Aviation Inc.                            424728-1
------------------------------------------------------------------------------------------------------------------------------
3 -  Name of the corporation(s) the articles of which are amended, if applicable   4 - Corporation  No(s). -
     Denomination de la(des) societe(s) dont les statuts sont modifies, le cas         No(s) de la(des) societe(s)
     echeant
                                                                                       424728-1
     ACE Aviation Holdings Inc. - Gestion ACE Aviation Inc.
------------------------------------------------------------------------------------------------------------------------------
5 -  Name of the corporation(s) created by amalgamation, if applicable             6 - Corporation  No(s). -
     Denomination de la(des) societe(s) issue(s) de la(des) fusions(s), le cas         No(s) de la(des) societe(s)
     echeant

------------------------------------------------------------------------------------------------------------------------------
7 -  Name of the dissolved corporation(s), if applicable                           8 - Corporation  No(s). -
     Denomination de la(des) societe(s) dissoute(s), le cas echeant                    No(s) de la(des) societe(s)

------------------------------------------------------------------------------------------------------------------------------
9 -  Name of other bodies corporate involved, if applicable                        10 -  Corporation  No(s). or jurisdiction
     Denomination des autres personnes morales en cause, le cas echeant                  of incorporation - No(s) de la(des)
                                                                                         societe(s)/ou loi sous le regime de
                                                                                         laquelle elle est constituee

------------------------------------------------------------------------------------------------------------------------------
11 - In accordance with the order approving the              Conformement aux termes de l'ordonnance
     arrangement,                                             approuvant l'arrangement,

(a) the articles of the above-named                          [X] les status de la(des) societe(s)
    corporation(s) are amended in                                susmentionnee(s) sont modifies en
    accordance with the attached plan of                         conformite avec le plan
    arrangement                                                  d'arrangement ci-joint:

(b) the following bodies corporate are                       [ ] les personnes morales suivantes
    amalgamated in accordance with the                           sont fusionnees conformement au plan
    attached plan of arrangement                                 d'arrangement ci-joint:






(c) the above-named corporation(s)                           [ ] la(les) societe(s) susmentionnee(s)
    is(are) liquidated and dissolved in                          est(sont) liquidees et dissoute(s)
    accordance with the attached plan of                         conformement au plan d'arrangement
    arrangement                                                  ci-joint

(d) the plan of arrangement attached                         [X] le plan d'arrangement ci-joint
    hereto, involving the above-named                            portent sur la(les) personne(s)
    body(ies), corporate is hereby                               morale(s) susmentionnee(s) prend
    effected at 12:01 A.M.                                       effet le 30 septembre 2004 a 0h01.

-------------------------------------------------------------------------------------------------------

Date                            Signature                    Title


September 24, 2004              /s/Paul Letourneau           Corporate Secretary
                                ------------------

-------------------------------------------------------------------------------------------------------
IC 3189 (3/95) (CAA 1780)                                    FOR DEPARTMENTAL USE ONLY - A L'USAGE DU
                                                             MINISTERE SEULEMENT Filed - Deposee

                                                                      Sep 30 2004
                                                             ------------------------------------------

                              PLAN OF ARRANGEMENT
                               UNDER SECTION 192
                    OF THE CANADA BUSINESS CORPORATIONS ACT

     WHEREAS Air Canada has received the final approval of the Ontario Superior Court of Justice (Commercial List) in respect of a consolidated plan of reorganization, compromise and arrangement of Air Canada and certain of its subsidiaries, and involving the Applicant (as hereinafter defined) and certain of its subsidiaries pursuant to the Companies' Creditors Arrangement Act, R.S.C. 1985, c. C-36 as amended (the "AC PLAN");

     WHEREAS this Plan of Arrangement is required to give effect to certain steps contemplated by the AC Plan.

                                   ARTICLE 1
                                 INTERPRETATION

SECTION 1.1    DEFINITIONS.

     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     "AC PLAN" has the meaning ascribed thereto in the preamble to this Plan of Arrangement;

     "AIR CANADA" means Air Canada, a corporation continued and existing under the federal laws of Canada;

     "APPLICANT" means ACE Aviation Holdings Inc., a corporation incorporated and existing under the federal laws of Canada;

     "ARRANGEMENT" means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the provisions of this Plan of Arrangement or made at the direction of the Court in the Final Order;

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement of the Applicant in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made, effective on the Effective Date;

     "ARTICLES OF INCORPORATION" means the articles of incorporation of the Applicant dated June 29, 2004;

     "BUSINESS DAY" means any day on which commercial banks are generally open for business in Toronto, Ontario, and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Toronto, Ontario under the laws of the Province of Ontario or in Montreal, Quebec under the laws of the Province of Quebec or the federal laws of Canada;

     "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended;

     "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed with the Director under the CBCA, and dated the Effective Date;

     "COURT" means the Ontario Superior Court of Justice (Commercial List);

     "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA;

     "EFFECTIVE DATE" means the date shown on the Certificate;

     "EFFECTIVE TIME" means 12:01 a.m. (Montreal, Quebec) on the Effective Date; and

     "FINAL ORDER" means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as granted or affirmed.

SECTION 1.2    SECTIONS AND HEADINGS.

     The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, a Section or a Schedule refers to the specified Article or Section of, or Schedule to, this Plan of Arrangement. The Schedules are incorporated herein and are an integral part hereof.

SECTION 1.3    NUMBER, GENDER AND PERSONS.

     In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include all genders.

                                   ARTICLE 2
                                  ARRANGEMENT

SECTION 2.1    BINDING EFFECT.

     This Plan of Arrangement shall become effective at, and be binding at and after, the Effective Time.

SECTION 2.2    ARRANGEMENT.

     Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

     (a) SHARE CONDITIONS. The Articles of Incorporation are amended, as at the Effective Time, by deleting all of the words in Section 3 of the Articles of Incorporation and substituting the words "See attached Schedule "A"", and including the attached Schedule "A" as Schedule "A" to the Articles of Incorporation whereupon the Articles of Incorporation will be amended to include the provisions attached as Schedule "A" hereto.

     (b) AMENDMENT TO ARTICLES OF INCORPORATION REGARDING NUMBER OF DIRECTORS. The Articles of Incorporation are further amended, as at the Effective Time, by deleting the words "Three (3) directors" in
          Section 5 of the Articles of Incorporation titled "Number (or minimum and maximum numbers) of directors" and adding therein the words "Eleven (11) directors".

     (c) APPOINTMENT OF BOARD OF DIRECTORS. After giving effect to the amendment to the Articles of Incorporation described in Section 2.2(b) above, effective as at the Effective Time, and without further act, corporate approvals or other formality, the individuals listed in Schedule "B" hereto shall be appointed as directors of the Applicant to hold office until the next annual meeting of the shareholders of the Applicant or until their successors are elected or appointed.

     (d) ADOPTION OF BY-LAW. The general by-law of the Applicant, until repealed or amended, shall be By-Law No. 1 attached hereto as Schedule "C".

     (e) APPOINTMENT OF AUDITORS. PricewaterhouseCoopers LLP shall be appointed as the Applicant's auditors to hold office until the close of the next annual meeting of the shareholders of the Applicant, unless such auditors resign or are removed in accordance with the provisions of the CBCA.

                                   ARTICLE 3
                                   AMENDMENTS

SECTION 3.1    AMENDMENTS TO PLAN OF ARRANGEMENT.

     The Applicant reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, the whole upon the same terms and conditions as provided for in the AC Plan for the amendment, modification or supplement of the AC Plan.

                                   ARTICLE 4
                               FURTHER ASSURANCES

SECTION 4.1    FURTHER ASSURANCES.

     Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, the Applicant may make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required in order to further document or evidence any of the transactions or events set out herein.

                                  SCHEDULE "A"


Unlimited number of Class A Variable Voting Shares,
Unlimited number of Class B Voting Shares, and
12,500,000 Preferred Shares


1.   CLASS A VARIABLE VOTING SHARES

     The Class A Variable Voting Shares, as a class, shall be designated as Variable Voting Shares and shall have attached thereto the following rights, privileges, restrictions and conditions:

1.1  VOTING

     The holders of the Variable Voting Shares shall be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of the Corporation, except where the holders of a specified class are entitled to vote separately as a class as provided in the CBCA.

     The Variable Voting Shares are entitled to one vote per Variable Voting Share unless:

     (a) the number of Variable Voting Shares outstanding (including the Preferred Shares, calculated on an as-converted basis, to the extent they are owned or controlled by Persons who are not Canadians on the relevant date for determining the right to vote on the matter under consideration and are therefore convertible into Variable Voting Shares) as a percentage of the total number of all voting shares outstanding exceeds 25% (or any higher percentage that the Governor in Council may by regulation specify); or

     (b) the total number of votes cast by or on behalf of holders of Variable Voting Shares (including the Preferred Shares, calculated on an as-converted basis, to the extent they are owned or controlled by Persons who are not Canadians on the relevant date for determining the right to vote on the matter under consideration and are therefore convertible into Variable Voting Shares) at any meeting exceeds 25% (or any higher percentage that the Governor in Council may by regulation specify) of the total number of votes that may be cast at such meeting.

     If either of the above-noted thresholds would otherwise be surpassed at any time, the vote attached to each Variable Voting Share will decrease proportionately automatically and without further act or formality such that
(i) the Variable Voting Shares as a class (including the Preferred Shares, calculated on an as-converted basis, to the extent they are held, beneficially owned or controlled by Persons who are not Canadians on the relevant date for determining the right to vote on the matter under consideration and are therefore convertible into Variable Voting Shares) do not carry more than 25% (or any higher percentage that the Governor in Council may by regulation specify) of the Aggregate Votes attached to all issued and outstanding voting shares of the Corporation, and (ii) the total number of votes cast by or on behalf of holders of Variable Voting Shares (including the Preferred Shares, calculated on an as-converted basis, to the extent they are held, beneficially owned or controlled by Persons who are not Canadians on the relevant date for determining the right to vote on the matter under consideration and are therefore convertible into Variable Voting Shares) at any meeting do not exceed 25% (or any higher percentage that the Governor in Council may by regulation specify) of the total number of votes that may be cast at such meeting.

1.2  DIVIDENDS AND DISTRIBUTIONS

     Subject to the rights, privileges, restrictions and conditions attaching to the shares of the Corporation of any other class ranking prior to the Variable Voting Shares, the holders of Variable Voting Shares shall, at the discretion of the directors, be entitled to receive, out of monies, assets or property of the Corporation properly applicable to the payment of dividends or distributions, any dividends or distributions declared and payable by the Corporation on the Variable Voting Shares. The Variable Voting Shares, the Voting Shares and the Preferred Shares shall rank equally as to dividends and distributions on a share for share basis (with the Preferred Shares participating on an as-converted basis based on the Conversion Ratio in effect on the date of the declaration of such dividend or distribution) and all dividends and distributions declared in any fiscal year of the Corporation shall be declared in equal or equivalent amounts per share on all Variable Voting Shares, Preferred Shares (participating on an as-converted basis based on the Conversion Ratio in effect on the date of the declaration of such dividend or distribution) and Voting Shares at the time outstanding, without preference or distinction.

1.3  SUBDIVISION OR CONSOLIDATION

     No subdivision or consolidation of the Variable Voting Shares or the Voting Shares shall occur unless, simultaneously, the shares of the other class are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

1.4  LIQUIDATION, DISSOLUTION OR WINDING-UP

     Subject to the rights, privileges, restrictions and conditions attaching to the shares of the Corporation ranking prior to the Variable Voting Shares, including the Preferred Shares, upon liquidation, dissolution or winding-up of the Corporation or other distribution of the Corporation's assets among its shareholders for the purpose of winding-up its affairs, the holders of the Variable Voting Shares and the holders of Voting Shares shall be entitled to receive the remaining property of the Corporation and shall be entitled to share equally, share for share, in all distributions of such assets.

1.5  CONVERSION

     (A)  Automatic

     Each issued and outstanding Variable Voting Share shall be converted into one Voting Share, automatically and without any further act of the Corporation or of the holder, if (i) such Variable Voting Share becomes held, beneficially owned and controlled, directly or indirectly, otherwise than by way of security only, by a Canadian; or (ii) the provisions contained in the CTA relating to foreign ownership restrictions are repealed and not replaced with other similar provisions.

     (B)  Upon an Offer

     In the event that an offer is made to purchase Voting Shares and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange on which the Voting Shares are then listed, to be made to all or substantially all the holders of Voting Shares in a province of Canada to which the requirement applies, each Variable Voting Share shall become convertible at the option of the holder into one (1) Voting Share at any time while the offer is in effect until one (1) day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Variable Voting Shares for the purpose of depositing the resulting Voting Shares to the offer and the Transfer Agent shall deposit the resulting Voting Shares on behalf of the holder.

     To exercise such conversion right, the holder or his attorney duly authorized in writing shall:

     (a) give written notice to the Transfer Agent of the exercise of such right and of the number of Variable Voting Shares in respect of which the right is being exercised;

     (b) deliver to the Transfer Agent the share certificate or certificates representing the Variable Voting Shares in respect of which the right is being exercised; and

     (c) pay any applicable stamp tax or similar duty on or in respect of such conversion.

     No share certificates representing the Voting Shares resulting from the conversion of the Variable Voting Shares will be delivered to the holders on whose behalf such deposit is being made.

     If (i) Voting Shares resulting from the conversion and deposited pursuant to the offer are withdrawn by the holder or are not taken up by the Offeror; or
(ii) the offer is abandoned or withdrawn by the Offeror or the offer otherwise expires without such Voting Shares being taken up and paid for, the Voting

Shares resulting from the conversion will be re-converted into Variable Voting Shares and a share certificate representing the Variable Voting Shares will be sent to the holder by the Transfer Agent. Voting Shares resulting from the conversion and taken up and paid for by the Offeror shall be re-converted into Variable Voting Shares at the time the Offeror is required under the relevant securities legislation to take up and pay for such shares if the Offeror is not a Canadian.

     In the event that the Offeror takes up and pays for the Voting Shares resulting from conversion, the Transfer Agent of the Corporation shall deliver to the holders thereof the consideration paid for such shares by the Offeror.

     There will be no right to convert the Variable Voting Shares into Voting Shares in the following cases:

          (i) the offer to purchase Voting Shares is not required under applicable securities legislation or the rules of a stock exchange on which the Voting Shares are then listed to be made to all or substantially all of the holders of Voting Shares in a province of Canada to which the requirement applies, that is, the offer is an "exempt take-over bid" within the meaning of the foregoing securities legislation; or

          (ii) an offer to purchase Variable Voting Shares is made concurrently with the offer to purchase Voting Shares and the two offers are identical in respect of price per share, percentage of outstanding shares for which the offer is made, and in all other material respects, including in respect of the conditions attaching thereto. The offer to purchase the Variable Voting Shares must be unconditional, subject to the exception that the offer for the Variable Voting Shares may contain a condition to the effect that the Offeror is not required to take up and pay for Variable Voting Shares deposited to the offer if no shares are purchased pursuant to the contemporaneous offer for the Voting Shares; or

          (iii) holders of Voting Shares representing, in the aggregate, more than sixty-six and two-thirds percent (66 2/3%) of the then outstanding Voting Shares (excluding shares owned immediately prior to the offer by the offeror and any joint actor) certify to the Transfer Agent and to the secretary of the Corporation that they will not deposit any shares in response to the offer for the Voting Shares.

1.6  SPECIAL ONE-TIME CONSOLIDATION

     The Variable Voting Shares shall be consolidated, on a one-time basis only and contemporaneously with the Voting Shares, at the time contemplated by section 5.1(1)(w) of the Plan, into such lesser number of Variable Voting Shares as shall result in the holders of Variable Voting Shares and Voting

Shares holding not more than 0.01% of the Fully Diluted Equity of ACE. Fractional shares issued pursuant to such consolidation will be cancelled without any consideration therefor being paid to the holders thereof.

     Upon implementation of this special one-time consolidation, holders of Variable Voting Shares shall be entitled to have issued for their benefit share certificates representing such number of fully-paid Variable Voting Shares into which their previously-held Variable Voting Shares shall have been consolidated. The Corporation shall make all arrangements with the Transfer Agent necessary or desirable to give full and complete effect to the foregoing.

2.   CLASS B VOTING SHARES

     The Class B Voting Shares, as a class, shall be designated as the Voting Shares and shall have attached thereto the following rights, privileges, restrictions and conditions:

2.1  VOTING

     The holders of Voting Shares shall be entitled to receive notice of, and to attend and vote at, all meetings of the shareholders of the Corporation, except where the holders of a specified class are entitled to vote separately as a class as provided in the CBCA. Each Voting Share shall confer the right to one (1) vote in person or by proxy at all meetings of shareholders of the Corporation.

2.2  DIVIDENDS AND DISTRIBUTIONS

     Subject to the rights, privileges, restrictions and conditions attaching to the shares of the Corporation of any other class ranking prior to the Voting Shares, the holders of Voting Shares shall, at the discretion of the directors, be entitled to receive, out of monies, assets or property of the Corporation properly applicable to the payment of dividends or distributions, any dividends or distributions declared and payable by the Corporation on the Voting Shares. The Voting Shares, the Preferred Shares and the Variable Voting Shares shall rank equally as to dividends and distributions on a share for share basis (with the Preferred Shares participating on an as-converted basis based on the Conversion Ratio in effect on the date of the declaration of such dividend or distribution) and all dividends and distributions declared in any fiscal year of the Corporation shall be declared in equal or equivalent amounts per share on all Voting Shares, Preferred Shares (participating on an as-converted basis based on the Conversion Ratio in effect on the date of the declaration of such dividend or distribution) and Variable Voting Shares at the time outstanding, without preference or distinction.

2.3  SUBDIVISION OR CONSOLIDATION

     No subdivision or consolidation of the Voting Shares or the Variable Voting Shares shall occur unless, simultaneously, the shares of the other class are subdivided or consolidated in the same manner, so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

2.4  LIQUIDATION, DISSOLUTION OR WINDING-UP

     Subject to the rights, privileges, restrictions and conditions attaching to the shares of the Corporation ranking prior to the Voting Shares, including the Preferred Shares, upon liquidation, dissolution or winding-up of the Corporation or other distribution of the Corporation's assets among its shareholders for the purpose of winding-up its affairs, the holders of Voting Shares and the holders of Variable Voting Shares shall be entitled to receive the remaining property of the Corporation and shall be entitled to share equally, share for share, in all distributions of such assets.

2.5  CONVERSION

     Unless the foreign ownership restrictions of the CTA are repealed and not replaced with other similar restrictions, an issued and outstanding Voting Share shall be converted into one Variable Voting Share, automatically and without any further act of the Corporation or the holder, if such Voting Share becomes held, beneficially owned or controlled, directly or indirectly, otherwise than by way of security only, by a Person who is not a Canadian.

2.6  SPECIAL ONE-TIME CONSOLIDATION

     The Voting Shares shall be consolidated, on a one-time basis only and contemporaneously with the Variable Voting Shares, at the time contemplated by section 5.1(1)(w) of the Plan, into such lesser number of Voting Shares as shall result in the holders of Voting Shares and Variable Voting Shares holding not more than 0.01% of the Fully Diluted Equity of ACE. Fractional shares issued pursuant to such consolidation will be cancelled without any consideration therefor being paid to the holders thereof.

     Upon implementation of this special one-time consolidation, holders of Voting Shares shall be entitled to have issued for their benefit share certificates representing such number of fully-paid Voting Shares into which their previously-held Voting Shares shall have been consolidated. The Corporation shall make all arrangements with the Transfer Agent necessary or desirable to give full and complete effect to the foregoing.

3.   PREFERRED SHARES

     The Preferred Shares, as a class, shall be designated as the Preferred Shares and shall have attached thereto the following rights, privileges, restrictions and conditions:

3.1  VOTING

     The holders of Preferred Shares shall be entitled to receive notice of, to attend and to vote at, all general and special meetings of the shareholders of the Corporation (except where the holders of a specified class are entitled to vote separately as a class as provided in the CBCA), and each Preferred Share shall confer on its holder the right to that number of votes as is equal to the number of ACE Shares into which each Preferred Share held by such holder could be converted on the date for determination of shareholders entitled to vote at the meeting or on the date of any written consent, based on the Conversion Ratio in effect on such date; provided, however, that if any Preferred Shares are held by persons who are not Canadians, such Preferred Shares shall be subject to the same proportionate reduction in voting percentage as described in Sub-Section 1.1 above as if, for voting purposes only, such Preferred Shares had been converted into Variable Voting Shares.

     Where, as required by law, the holders of the Preferred Shares are entitled to vote as a separate class, each Preferred Share shall confer the right to one (1) vote in person or by proxy at all such meetings of holders of Preferred Shares.

3.2  DIVIDENDS AND DISTRIBUTIONS

     Subject to the rights, privileges, restrictions and conditions attaching to the shares of the Corporation of any other class ranking prior to the Preferred Shares, the holders of Preferred Shares shall, at the discretion of the directors, be entitled to receive, out of monies, assets or property of the Corporation properly applicable to the payment of dividends or distributions, any dividends or distributions declared and payable by the Corporation on the Preferred Shares. The Preferred Shares, the Voting Shares and the Variable Voting Shares shall rank equally as to dividends and distributions on a share for share basis (with the Preferred Shares participating on an as-converted basis based on the Conversion Ratio in effect on the date of such dividend or distribution) and all dividends or distributions declared or made in any fiscal year of the Corporation shall be declared or made in equal or equivalent amounts per share on all Preferred Shares (participating on an as-converted basis based on the Conversion Ratio in effect on the date of such dividend or distribution), Voting Shares and Variable Voting Shares at the time outstanding, without preference or distinction.

3.3  LIQUIDATION, DISSOLUTION OR WINDING-UP

     Subject to the rights, privileges, restrictions and conditions attaching to the shares of the Corporation ranking prior to the Preferred Shares, upon the liquidation, dissolution or winding-up of the Corporation or other distribution of the Corporation's assets among its shareholders for the purpose of winding-up its affairs, the holders of Preferred Shares shall be entitled to receive, prior to and in preference to the holders of ACE Shares, an amount per Preferred Share equal to the Fully Accreted Value of such Preferred Share as of the date of such liquidation, dissolution, winding-up or distribution. If upon the occurrence of any such event, the assets and funds to be distributed among the holders of Preferred Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then such assets and funds of the Corporation available for distribution shall be distributed pro rata among the holders of Preferred Shares in proportion to the number of shares of such stock owned by each such holder. Only after such payment has been made in full to the holders of Preferred Shares, the holders of Preferred Shares shall have no further right to participate in or receive any assets remaining available for distribution, which assets will be distributed ratably among the holders of ACE Shares and any other shares of the Corporation ranking junior to the Preferred Shares, in accordance with the rights attaching to such shares respectively. At the option of each holder of Preferred Shares, such holder may treat the occurrence of a merger, amalgamation, sale of all or substantially all of the assets of the Corporation or other similar transaction involving a change of Control of the Corporation as a liquidation under this Sub-Section 3.3.

3.4  OPTIONAL CONVERSION

     The Preferred Shares shall be convertible at any time, at the option of the holder thereof, into fully paid and nonassessable Voting Shares (if the holder is a Canadian) or fully paid and nonassessable Variable Voting Shares (if the holder is not a Canadian) at the Conversion Ratio applicable upon the date of conversion.

     To exercise such conversion right a holder or his attorney duly authorized in writing shall:

     (a) give written notice to the Transfer Agent of the exercise of such right and of the number of Preferred Shares in respect of which the right is being exercised;

     (b) deliver to the Transfer Agent the share certificate or certificates representing the Preferred Shares in respect of which the right is being exercised; and

     (c) pay any governmental or other tax imposed on or in respect of such conversion.

     Upon due exercise of this optional conversion right in respect of Preferred Shares, a holder shall be entitled to have issued for his benefit, a share certificate representing such number of fully-paid ACE Shares into which such Preferred Shares were converted pursuant to this Sub-Section 3.4. The Transfer Agent shall deliver to the holders entitled thereto share certificates representing the ACE Shares resulting from the conversion of the Preferred Shares. The Corporation shall make all arrangements with the Transfer Agent necessary or desirable to give full and complete effect to the foregoing within two (2) Business Days of delivery to the Transfer Agent of the share certificate or certificates representing the Preferred Shares. The Person or Persons entitled to receive the ACE Shares issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such ACE Shares on the date of delivery to the Transfer Agent of the share certificate or certificates representing the Preferred Shares being converted.

     If the conversion right is exercised in respect of less than all of the Preferred Shares represented by any share certificate, the Corporation shall issue, or cause to be issued, a new share certificate representing the number of Preferred Shares in respect of which the conversion right is not being exercised within two (2) Business Days of delivery to the Transfer Agent of the share certificate or certificates representing the Preferred Shares.

3.5  MANDATORY CONVERSION

     The Corporation shall be entitled to require the holders of Preferred Shares to convert their Preferred Shares into fully paid and nonassessable Voting Shares (if shares are owned and controlled by a Canadian) or fully paid and nonassessable Variable Voting Shares (if shares are not owned and controlled by a Canadian), at the Conversion Ratio applicable upon the date of conversion, if:

     (a) at any time during the period between the Effective Date until and including the first anniversary thereof, the closing price of the ACE Shares on the Principal Market for each of thirty (30) consecutive Trading Days exceeds 200% of the then-applicable Conversion Price; or

     (b) at any time during the period following the first anniversary of the Effective Date, the closing price of the ACE Shares on the Principal Market for each of thirty (30) consecutive Trading Days exceeds 175% of the then-applicable Conversion Price;

and, in either case, the ACE Shares are then listed and posted on The Toronto Stock Exchange, and a registration statement, prospectus or other similar offering document permitting the distribution and sale of such ACE Shares throughout Canada and/or the United States of America is then effective covering all of the ACE Shares into which the Preferred Shares are convertible.

     In order to exercise this right of mandatory conversion, the Corporation shall provide written notice to the holders of Preferred Shares confirming the satisfaction of the above-noted conditions, together with details in support thereof, and establishing the date on which such Preferred Shares shall be converted into ACE Shares, which shall be not less than five (5) Business Days nor more than ten (10) Business Days prior to the date on which such Preferred Shares shall be converted into ACE Shares.

     Upon due exercise by the Corporation of this mandatory conversion right in respect of Preferred Shares, each holder shall deliver to the Transfer Agent the share certificate or certificates representing the Preferred Shares held by such holder and shall thereafter be entitled to have issued for his benefit, a share certificate representing such number of fully-paid and nonassessable ACE Shares into which such Preferred Shares were converted pursuant to this Sub-Section 3.5. The Transfer Agent shall deliver to the holders entitled thereto the share certificates representing the ACE Shares resulting from the conversion of the Preferred Shares. The Corporation shall make all arrangements with the Transfer Agent necessary or desirable to give full and complete effect to the foregoing.

3.6  MANDATORY REDEMPTION/CONVERSION

     The Preferred Shares shall be subject to mandatory conversion into fully-paid and nonassessable Voting Shares (if shares are owned and controlled by a Canadian) or fully-paid and nonassessable Variable Voting Shares (if shares are not owned and controlled by a Canadian) within ten (10) days after each Mandatory Conversion Date, at the Conversion Ratio applicable upon the date of conversion, upon the following terms and conditions:

     (a) If the closing price of the ACE Shares on the Principal Market exceeds the Fully Accreted Value of a Preferred Share (which Fully Accreted Value of a Preferred Share shall be determined for purposes of this Section 3.6 only subject to appropriate adjustments for stock splits, stock dividends, stock combinations, subdivisions and other similar transactions affecting the ACE Shares after the issuance date of the Preferred Share through the relevant date of determination) on at least thirty (30) of the one hundred (100) Trading Days immediately prior to a particular Mandatory Conversion Date, then:

          (i) each holder of Preferred Shares shall, within ten (10) days after such Mandatory Conversion Date, deliver to the Transfer Agent the share certificate or certificates representing the Preferred Shares held by such holder and shall thereafter be entitled to have issued for his benefit, a share certificate representing such number of fully-paid and nonassessable ACE Shares into which such Preferred Shares are converted pursuant to this Section 3.6; and

          (ii) the Preferred Shares shall be automatically converted into ACE Shares on the 10th day following such Mandatory Conversion Date; or

     (b) If the closing price of the ACE Shares on the Principal Market does not exceed the Fully Accreted Value of a Preferred Share (which Fully Accreted Value of a Preferred Share shall be determined for purposes of this Section 3.6 only subject to appropriate adjustments for stock splits, stock dividends, stock combinations, subdivisions and other similar transactions affecting the ACE Shares after the issuance date of the Preferred Share through the relevant date of determination) on at least thirty (30) of the one hundred (100) Trading Days immediately prior to a particular Mandatory Conversion Date, (i) the holders of Preferred Shares shall not be required to convert their Preferred Shares into ACE Shares and (ii) as of such Mandatory Conversion Date, the then-applicable Conversion Price shall be automatically reduced by 3.75% in each such case; and

     (c) If the closing price of the ACE Shares on the Principal Market does not exceed the Fully Accreted Value of a Preferred Share (which Fully Accreted Value of a Preferred Share shall be determined for purposes of this Section 3.6 only subject to appropriate adjustments for stock splits, stock dividends, stock combinations, subdivisions and other similar transactions affecting the ACE Shares after the issuance date of the Preferred Share through the relevant date of determination) on at least thirty (30) of the one hundred (100) Trading Days immediately prior to the Final Maturity Date, then the holders of Preferred Shares shall be entitled, upon written notice to the Corporation given within 10 days following the Final Maturity Date, to require the Corporation to redeem each of the Preferred Shares in cash on the Final Maturity Date, at a redemption price per Preferred Share equal to the Fully Accreted Value as of the Final Maturity Date. Any holder who delivers such a notice to the Corporation within ten (10) days after the Final Maturity Date shall, within fifteen
          (15) days after the Final Maturity Date, deliver to the Transfer Agent the share certificate or certificates representing the Preferred Shares held by such holder and shall thereafter be entitled to receive from the Corporation the redemption price in cash described above for each Preferred Share redeemed by such holder.

     (d) The Preferred Shares shall not be subject to mandatory conversion under any of the circumstances described in this Sub-Section 3.6 unless the ACE Shares are then listed and posted on The Toronto Stock Exchange, and a registration statement, prospectus or other similar offering document permitting the distribution and sale of such ACE Shares throughout Canada and/or the United States of America is then effective covering all of the ACE Shares into which the Preferred Shares are convertible at the time of such mandatory conversion.

     The Preferred Shares shall not be subject to redemption at the option of the Corporation or its Subsidiaries.

3.7  ADJUSTMENTS TO CONVERSION PRICE

     The Conversion Price shall be subject to adjustment from time to time as provided in this Sub-Section 3.7.

     (a) Stock Dividends, Stock Distributions and Subdivisions. If the Corporation, at any time after the Effective Date shall declare or pay any stock dividend or make any other distribution on the ACE Shares payable in ACE Shares, or effect a subdivision of the outstanding ACE Shares (by reclassification, reorganization or otherwise), without a proportionate and corresponding stock dividend or stock distribution on, or subdivision of, the outstanding Preferred Shares, then the Conversion Price in effect:

          (i) in the case of a stock dividend or distribution, immediately after the close of business on the record date for the determination of holders of ACE Shares entitled to receive such stock dividend or stock distribution; or

          (ii) in the case of a subdivision, at the close of business on the date immediately prior to the date upon which such subdivision becomes effective;

          shall be proportionately decreased.

     (b) Combinations and Consolidations. If the Corporation, at any time after the Effective Date, shall combine or consolidate the ACE Shares, by reclassification, reorganization or otherwise, into a lesser number of ACE Shares without a proportionate and corresponding combination, consolidation, reclassification or reorganization of the outstanding Preferred Shares, then the Conversion Price in effect at the close of business on the date immediately prior to the date upon which such combination, consolidation, reclassification or reorganization becomes effective shall be proportionately increased.

     (c) Certificate as to Adjustments. Upon the occurrence of any event or circumstance requiring an adjustment to the Conversion Price pursuant to this Sub-Section 3.7, the Corporation shall, at its expense, (i) compute the new Conversion Price, (ii) prepare a certificate signed by an officer of the Corporation setting forth such new Conversion Price and showing in detail the facts upon which such adjustment is based, which certificate shall be certified by the independent chartered accountants regularly employed by the Corporation and (iii) mail a copy of such certificate to each holder of record of Preferred Shares and to the Transfer Agent. Until further adjusted, the Conversion Price of the Preferred Shares shall be as set forth in such certificate. Any dispute between the Corporation and any holder of Preferred Shares as to the determination of such adjustment shall be resolved in accordance with the procedures set forth in sub-paragraph (d) below.

     (d) Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price or the arithmetic calculation of the Conversion Ratio, then, upon written notice from the holders of at least 51% of the then-outstanding Preferred Shares, the Corporation shall within three business days submit via facsimile (i) the disputed determination of the Conversion Price to an independent, nationally-recognized investment banking firm in Canada selected by the Corporation and approved by the holders of at least 51% of the then-outstanding Preferred Shares or (ii) the disputed arithmetic calculation of the Conversion Ratio to an independent, outside chartered accountant approved by the holders of at least 51% of the then-outstanding Preferred Shares. The Corporation shall cause the investment banking firm or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the holders of the results no later than twenty (20) business days from the time it receives the disputed determination or calculation. Such investment banking firm's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error and the costs, fees, and expenses of such investment banking firm or accountant shall be borne by the Corporation.

3.8  NO FRACTIONAL SHARES

     No fractional ACE Shares shall be issued upon any conversion of Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash to the holder in an amount (calculated to the nearest cent) equal to the appropriate fraction multiplied by the Conversion Price applicable on the date of conversion and the fractional interest shall be deemed to have been purchased by the Corporation.

3.9  RESTRICTIONS ON TRANSFER

     Neither the Preferred Shares nor the ACE Shares into which they are converted or convertible may be Transferred by the Investor, except to its Affiliates for a period of twenty-four (24) months after the Effective Date; provided, however, that:

     (a) if at any time during such 24-month period the holder of Preferred Shares is required to convert the Preferred Shares into ACE Shares, then:

          (i) such Transfer restrictions shall be of no further force and effect with respect to 50% of the Preferred Shares (and any ACE Shares into which they are converted or convertible); and

          (ii) with respect to the remaining 50% of the Preferred Shares (and any ACE Shares into which they are converted or convertible), such Transfer restrictions shall be limited only to the sales of legal and beneficial ownership of such Preferred Shares (and any ACE Shares into which they are converted or convertible) to third parties; and

     (b) such Transfer restrictions shall automatically cease to be in effect as to all Preferred Shares (and any ACE Shares into which they are converted or convertible) in the event of a tender offer or take-over bid for any of the ACE Shares, any change in Control transaction, or any liquidation, dissolution, bankruptcy or other similar proceedings with respect to the Corporation.

     Notwithstanding anything to the contrary contained in this Sub-section 3.9, holder(s) of Preferred Shares (including ACE Shares into which they are converted or convertible) shall be permitted to Transfer such Preferred Shares

(including the ACE Shares into which they are converted or convertible) to their Affiliates, without restriction (other than restrictions contained elsewhere in these Articles with respect to ownership by persons who are not Canadians).

3.10 ORGANIC CHANGES

     With respect to any Organic Change, including an Organic Change involving a sale, transfer or other disposition of all or substantially all of the Corporation's assets or pursuant to which the Corporation is not the surviving, successor or replacement entity, the holders of Preferred Shares shall be entitled to cause the Corporation to either (i) require that each of the surviving, successor and/or replacement entities or their publicly-traded parent entities issue to the holders of Preferred Shares, in exchange for their Preferred Shares, a security of the surviving, successor and/or replacement entity or entities or the publicly-traded parent(s) thereof, evidenced by a written instrument substantially similar in form and substance to the Preferred Shares including, without limitation, having the same economic rights and preferences as the Preferred Shares and having a rank senior to all share capital of such issuing entity or entities or (ii) make appropriate adjustments contemporaneously to the rights (including, without limitation, the conversion right) attached to the Preferred Shares so as to preserve in all respects the benefits conferred on the holders of the Preferred Shares by these provisions.

     With respect to any other re-organization, amalgamation, arrangement, merger or other similar transaction not contemplated herein, appropriate adjustments shall contemporaneously be made to the rights (including, without limitation, the conversion right) attached to the Preferred Shares so as to preserve in all respects the benefits conferred on the holders of the Preferred Shares by these provisions.

3.11 PRE-EMPTIVE RIGHTS; OTHER PARTICIPATION

     (a) If after the Effective Date the Corporation proposes to issue or sell any ACE Shares or other equity securities, rights, options, warrants or other convertible securities which in each case represent rights to purchase ACE Shares, each holder of Preferred Shares shall have the right (the "Preemptive Right") to purchase a number of such ACE Shares or other equity securities, rights, options, warrants or other convertible securities sufficient to enable such holder to maintain its proportionate equity ownership interest in the ACE Shares on a fully-diluted basis at the level of such interest immediately prior to such issuance or sale.

     (b) The Corporation shall give written notice of any such issuance to each holder of Preferred Shares setting forth in reasonable detail the proposed terms and conditions thereof (the "ISSUANCE NOTICE") which notice shall be given not less than 15 days prior to the date of such issuance and shall offer to each holder of Preferred Shares the opportunity to purchase such securities at the same price and on the same terms, as provided in the instrument and other agreements identifying the securities that are proposed to be issued by the Corporation. A holder of Preferred Shares may exercise his, her or its preemptive right by delivery of a written notice to the Corporation together with immediately available funds in the requisite amount within 25 days after delivery of the Issuance Notice.

     (c) The Preemptive Rights shall not apply to issuances under management and employee stock incentive plans approved by the Corporation's board of directors.

     The holders of Preferred Shares shall participate on an as-converted basis with the ACE Shares with respect to all spin-off, split-off, subscription rights or other offers or rights made available to the holders of the ACE Shares and any other similar transactions, not otherwise specified herein.

3.12 SPECIAL APPROVALS

     In addition to any approval of shareholders required by the CBCA, without the consent of the holders of the majority of the outstanding Preferred Shares, the Corporation shall not, and shall cause its Subsidiaries not to, amend their respective Articles (whether by merger, consolidation, amalgamation, reorganization, arrangement or otherwise), in a manner that would adversely affect the rights, preferences or privileges of the Preferred Shares.

3.13 NOTICES

     The holders of Preferred Shares shall be entitled to prior notice of (i) any dividend or distribution on ACE Shares, (ii) any pro rata subscription or other similar offer to holders of ACE Shares, (iii) the record date for determining rights to vote with respect to any Organic Change, and (iv) any other transaction for which notice to holders of ACE Shares is required by applicable law.

4.   CONSTRAINTS ON OWNERSHIP OF SHARES

4.1  VARIABLE VOTING SHARES

     The Variable Voting Shares may only be held, beneficially owned or controlled, directly or indirectly, by persons who are not Canadians.

4.2  VOTING SHARES

     The Voting Shares may only be held, beneficially owned and controlled, directly or indirectly, by Canadians.

4.3  CBCA CONSTRAINTS

     In the event that any law of Canada or a province applicable to the Corporation should become prescribed for the purposes of Subsection 46(1) or Subsection 174(1)(c) of the CBCA, these Articles shall be read as if they included constraints in order to assist the Corporation or any of its affiliates or associates (as such terms are defined in the CBCA) to qualify under such prescribed law to receive licenses, permits, grants, payments or other benefits by reason of attaining or maintaining a specified level of Canadian ownership or control and such specified level of Canadian ownership or control shall be the level of Canadian ownership or control designated by such prescribed law of Canada or a province.

4.4  JOINT OWNERSHIP

     For the purposes of this Schedule "A", where voting shares of the Corporation are held, beneficially owned or controlled by several persons jointly, the number of voting shares held, beneficially owned or controlled by any one such person shall include the number of voting shares held, beneficially owned or controlled jointly with such other persons.

     Where one or more of the joint holders, beneficial owners or persons controlling the voting shares is not a Canadian, the voting shares held, beneficially owned or controlled jointly are deemed to be held, beneficially owned or controlled, as the case may be, by such person who is not a Canadian.

4.5  EXCEPTIONS

     (a) Nothing in this Section 4 shall be construed to apply in respect of voting shares of the Corporation that:

          (i) are held by one or more underwriters solely for the purpose of distributing the shares to the public; or

          (ii) are held by any person that is acting in relation to the shares solely in its capacity as an intermediary in the payment of funds or the delivery of securities, or both, in connection with trades in securities and that provides centralized facilities for the clearing of trades in securities.

     (b) The constraints imposed pursuant this Section 4 do not apply to the extent that a person who is not a Canadian holds voting shares by way of security only and such holding by way of security only is evidenced in such form as may be prescribed by the by-laws or resolutions adopted by the shareholders or directors of the Corporation and filed by such holder with the Corporation.

4.6  BY-LAWS

     Subject to the CBCA and the CBCA Regulations, the directors of the Corporation may make, amend or repeal any by-laws required to administer the constrained share provisions set out in these articles including by-laws:

     (a) to require any person in whose name voting shares of the Corporation are registered to furnish a statutory declaration declaring whether:

          (i) the shareholder holds, is the beneficial owner of and has control over the voting shares of the Corporation; and

          (ii)   the shareholder is a Canadian;

          and declaring any further facts that the directors consider relevant;

     (b) to require any person seeking to have a transfer of a voting share registered in his name or to have a voting share issued to him to furnish a declaration similar to the declaration a shareholder may be required to furnish under paragraph 4.6(a); and

     (c) to determine the circumstances in which any declarations are required, their form and the times when they are to be furnished.

     Where a person is required to furnish a declaration pursuant to a by-law made under this Section 4.6 the directors may refuse to register a transfer of a voting share in his name or to issue a voting share to him until that person has furnished the declaration.

4.7      POWERS OF DIRECTORS

(1) In the administration of this Section 4, the directors of the Corporation shall enjoy, in addition to the powers set forth herein, all of the powers necessary or desirable, in their opinion, to carry out the intent and purpose hereof, including but not limited to all powers contemplated by the provisions relating to constrained share corporations in the CBCA and the CBCA Regulations.

(2) In administering the provisions of this Section 4 the directors of the Corporation may rely upon:

     (a)  a statement made in a declaration referred to in Section 4.6; and

     (b) the knowledge of a director, officer, employee or agent of the Corporation.

(3) Where the directors are required to determine the total number of voting shares of the Corporation held by or on behalf of persons who are not Canadians, the directors may rely upon (i) the share register of the Corporation, or (ii) any other register held, or any declaration of residence collected by, the transfer agent of the Corporation or any depository, such as CDS & Co., as of any date, provided that such date is not more than four months before the day on which the determination is made.

(4) Wherever in this Section 4 it is necessary to determine the opinion of the directors of the Corporation, such opinion shall be expressed and conclusively evidenced by a resolution of the directors of the Corporation duly adopted, including a resolution in writing executed pursuant to
     Section 117 of the CBCA.

(5) Neither any shareholder of the Corporation nor any other interested person shall have any claim or action against the Corporation or against any director or officer of the Corporation nor shall the Corporation have any claim or action against any director or officer of the Corporation arising out of any act (including any omission to act) performed pursuant to or in intended pursuance of the provisions of this Section 4 or any breach or alleged breach of such provisions.

4.8  DISCLOSURE REQUIRED

     Each of the following documents issued or published by the Corporation shall indicate conspicuously the general nature of the constraints on issue, transfer and ownership of its voting shares contained herein:

     (a)  a certificate representing a voting share;

     (b)  a management proxy circular; and

     (c) a prospectus, statement of material facts, registration statement or similar document.

4.9  CORPORATE STABILITY PROVISION

     For a period of 30 days after the Exit Date (except if varied or waived by a special resolution of holders of all ACE Shares and Preferred Shares voting as a single class, in person or by proxy at a meeting called for such purpose), no person, acting alone or acting jointly or in concert with any other person with respect to the acquisition, disposition or voting of securities of the Corporation, shall be permitted to exercise on any resolution submitted to a vote of holders of securities, voting rights representing 50% or more of the Aggregate Votes attached to all issued and outstanding voting shares of the Corporation with respect to the particular resolution.

5.   INTERPRETATION

5.1  DEFINITIONS

     For purposes of this Schedule "A", the following terms have the following meanings:

     "ACE SHARES" means the Voting Shares and/or the Variable Voting Shares, as applicable;

     "AFFILIATE" shall have the meaning set forth in the CBCA and in addition with respect to the holder of the Preferred Shares, shall include investment funds and accounts managed by or under common management with the Investor;

     "AGGREGATE VOTES" means the aggregate of the votes attached to all voting shares of the Corporation that may ordinarily be cast to elect directors of the Corporation;

     "CANADIAN" shall have the meaning set forth in Subsection 55(1) of the CTA or as specified in any regulation made thereunder, as the same may be amended, supplemented or replaced, from time to time;

     "CBCA" means the Canada Business Corporations Act, as amended;

     "CBCA REGULATIONS" means the Regulations made under the CBCA;

     "CONVERSION PRICE" means (i) on the Effective Date, 135% of the Initial ACE Share Value or (ii) on or after the first anniversary of the Effective Date, 130% of the Initial ACE Share Value; in each case as such price may be adjusted from time to time in accordance with Sub-Section 3.6 and/or Sub-Section 3.7;

     "CONVERSION RATIO" means the quotient obtained by dividing (i) the Fully Accreted Value per Preferred Share as of the date of conversion by (ii) the Conversion Price as of the date of conversion;

     "CORPORATION" includes a body corporate, partnership and unincorporated organization;

     "CTA" means the Canada Transportation Act, as amended;

     "EFFECTIVE DATE" means the initial date of issuance of Preferred Shares;

     "EXIT DATE" means the date on which Air Canada and certain of its subsidiaries shall emerge from the proceedings commenced under the Companies' Creditors Arrangement Act;

     "FINAL MATURITY DATE" means the tenth anniversary of the Effective Date;

     "FULLY ACCRETED VALUE" means, with respect to each Preferred Share, as of any date, the initial issue price of such Preferred Share, which shall be, for each Preferred Share issued on the Effective Date to the Investor, the Initial ACE Share Value increased by a rate of 5% per annum, compounded semi-annually from the date of issuance of such Preferred Share through and including such date, provided that in determining Fully-Accreted Value on any relevant date of determination that is not the date on which semi-annual compounding occurs, the

Fully-Accreted Value shall include as of such date the pro-rated portion of the increase in the Fully-Accreted Value as of the next succeeding date on which semi-annual compounding would occur, based on the number of days that have elapsed in such semi-annual period as of the relevant date of determination;

     "FULLY DILUTED EQUITY" means all of the outstanding shares in the capital of the Corporation calculated on a fully-diluted and as-converted basis, as at the time at which all of the transactions contemplated by the implementation steps of the Plan have been completed;

     "INITIAL ACE SHARE VALUE" means $20.00, representing the initial per share value attributed to the ACE Shares on the Effective Date, being the subscription price under the rights offering pursuant to the Standby Purchase Agreement (as defined in the Plan);

     "INITIAL MANDATORY CONVERSION DATE" means the seventh anniversary of the Effective Date;

     "INVESTOR" means Promontoria Holding III B.V., being the first holder of Preferred Shares;

     "MANDATORY CONVERSION DATE" means any of the Initial Mandatory Conversion Date and each Subsequent Mandatory Conversion Date;

     "ORGANIC CHANGE" means a recapitalization, reorganization, reclassification, consolidation, amalgamation, arrangement, merger, sale of all or substantially all of the Corporation's assets, or any other transaction which is effected in such a way that holders of ACE Shares are entitled to receive (either directly or upon a subsequent liquidation) stock, securities or assets with respect to or in exchange for their ACE Shares;

     "PERSON" includes an individual, corporation, government or agency thereof, trustee, executor, administrator and other legal representative;

     "PLAN" means the consolidated plan of reorganization, compromise and arrangement of Air Canada and certain of its subsidiaries under the Companies' Creditors Arrangement Act, the CBCA and the Business Corporations Act (Alberta);

     "PRINCIPAL MARKET" means the principal securities exchange or quotation system as determined by the Board of Directors of the Corporation (acting in good faith) on which the ACE Shares are listed or admitted for trading or quotation;

     "SUBSEQUENT MANDATORY CONVERSION DATE" means each six-month anniversary date of the Initial Mandatory Conversion Date, until and including the Final Maturity Date;

     "SUBSIDIARY" shall have the meaning set forth in the CBCA;

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

     "TRADING DAY" means any day on which the ACE Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the ACE Shares, then on the principal securities exchange or securities market on which the ACE Shares are then traded; provided that "TRADING DAY" shall not include any day on which the ACE Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any date that the ACE Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., Eastern Time).

     "TRANSFER" means (i) offer, sell, contract to sell, secure, pledge, grant or sell any option, right or warrant to purchase, or otherwise lend, transfer or dispose of the Preferred Shares or the ACE Shares into which they are convertible into or exercisable or exchangeable for the Preferred Shares, or
(ii) engage in any hedging transaction, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of the ownership of the Preferred Shares, or (iii) enter into any agreement or arrangement, the effect of which is to alter the economic exposure to the Corporation or the economic interest in a Preferred Share, whether any such transaction is to be settled by delivery of shares of the Corporation, other securities, cash or otherwise;

     "TRANSFER AGENT" means the transfer agent in respect of the ACE Shares;
and

     "VOTING SHARE" means a share carrying voting rights under all circumstances or under some circumstances that have occurred and are continuing and includes a security currently convertible into such a share and currently exercisable options and rights to acquire such a share or such a convertible security.

5.2  CONTROL

     For purposes of this Schedule "A",

     (a)  a body corporate is controlled by a person if:

          (i) securities of the body corporate to which are attached more than fifty percent (50%) of the votes that may be cast to elect directors of the body corporate are held, otherwise than by way of security only, by or for the benefit of that person; and

          (ii) the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate; and

     (b) a partnership or unincorporated organization is controlled by a person if an ownership interest therein representing more than fifty percent (50%) of the assets of the partnership or organization is held, otherwise than by way of security only, by or for the benefit of that person.

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

5.3  UNDEFINED TERMS

     All terms used in this Schedule "A" that are not defined in these Articles but are defined in the CBCA have the meanings ascribed thereto in the CBCA. Any provision of this Schedule "A" that may be read in a manner that is inconsistent with the CBCA shall be read so as to be consistent therewith.

                                  SCHEDULE "B"

               APPOINTMENT OF BOARD OF DIRECTORS OF THE APPLICANT
               --------------------------------------------------

The following persons are hereby appointed to the Board of Directors of the
Corporation:

     Bernard Attali

     Robert E. Brown

     Michael Green

     George Hamilton

     W. Brett Ingersoll

     Pierre Marc Johnson

     Frank J. McKenna

     John T. McLennan

     David I. Richardson


With the result that the following persons are at the date hereof the directors of the Corporation:

     Bernard Attali

     Robert E. Brown

     Michael Green

     George Hamilton

     W. Brett Ingersoll

     Pierre Marc Johnson

     Frank J. McKenna

     Robert A. Milton

     John T. McLennan

     David I. Richardson

     Marvin Yontef

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